EXHIBIT 5.1

           [LETTERHEAD OF GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.]

October 1, 2003

NVE Corporation
11409 Valley View Road
Eden Prairie, Minnesota 55344
RE: Form S-3 Registration Statement

Gentlemen:

     This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended, of 1,221,789 issued and outstanding shares of common stock of NVE Corporation (the "Company") to be sold by John P. Whaley (the "Shares").

     We have acted as counsel to the Company in connection with the preparation of the Form S-3 Registration Statement (the "Registration Statement"). We have examined the Amended and Restated Articles of Incorporation, the Bylaws of the Company, as amended, such records of the proceedings of the Company as we deemed material and such other certificates, records and documents as we considered necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable securities of the Company. We understand that this opinion is to be issued in connection with the Registration Statement. We consent to be named under the caption "Legal Matters" in the Prospectus, which constitutes a part of the Registration Statement. We further consent to the filing of a copy of this opinion with the Registration Statement.

                                  Very truly yours,

                                  GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.

                                  /s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.